Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 24, 2006, relating to the consolidated financial statements and consolidated financial statement schedule of McDATA Corporation as of and for the years ended January 31, 2006 and 2005, appearing in the Current Report on Form 8-K under the Securities Exchange Act of 1934 of Brocade Communications Systems, Inc. dated May 18, 2007.
We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Denver, Colorado
May 18, 2007